Kensey Nash to Enter Into Mediation with St. Jude Medical over Angio-Seal Contract Disputes

EXTON, Pa., Dec. 16, 2011 /PRNewswire/ -- Kensey Nash Corporation (NASDAQ: KNSY) today announced that it has agreed with St. Jude Medical to enter into non-binding mediation in an attempt to resolve disputes over royalty payments to Kensey Nash relating to the Angio-Seal vascular closure device, as well as other related claims. Kensey Nash has repeatedly advised St. Jude that the royalties are currently to be paid, and should since 2007 have been paid, at a rate of 8% rather than the 6% rate at which St. Jude had been paying. The Company has further advised St. Jude that, as a result of St. Jude's incorrect interpretation of the license agreements between the two companies, St. Jude has to date underpaid the Company by over $30 million. The Company was recently informed and surprised to learn that St. Jude is now asserting that, effective November 2011, the rate at which that it owes royalties to the Company with respect to Angio-Seal is to be reduced from 6% to 2% and that St. Jude intends to pay the Company at this reduced rate.

According to Joe Kaufmann, President and CEO of the Company, "St. Jude's action to reduce the royalty rate to 2% suggests that St. Jude Medical intends to assert that their obligation to pay any royalties to Kensey Nash will end in April 2014. Our strongly-held view is that, based upon the current design of the Angio-Seal device, St. Jude's royalty obligations to Kensey Nash extend at least through April 2016, and potentially through 2023. While we are hopeful that mediation will lead to an appropriate resolution of these matters, we will take all necessary steps to protect our intellectual property and the interests of our stockholders."

Going forward, the Company will report revenue at the rate at which St. Jude is actually paying royalties to the Company (2%), rather than the rate at which such royalties are owed. Recognition of revenue at this reduced rate would reduce the Company's previous guidance for revenues by approximately $1.8 million and its earnings per share by approximately $0.14 in the Company's quarter ending December 31, 2011. Further, any resolution of these matters may have a positive or negative impact on the Company's results for future periods. Solely for these reasons, the Company is withdrawing its previously issued guidance for the quarter ending December 31, 2011, the other two remaining quarters of fiscal 2012 and for fiscal 2012 as a whole. Beginning with the Company's announcement of its results for the second quarter of fiscal 2012, the Company intends to provide updated guidance on a quarterly basis.

As of September 30, 2011, the Company was in a strong liquidity position, with $28.4 million of cash and $50.7 million of working capital. After considering the impact of St Jude's reduction in the rate of royalties they will be paying, the Company still expects to generate fiscal 2012 cash flow from operations of over $20 million.

Conference Call and Webcast. The Company will be hosting a teleconference regarding the matters discussed in this press release at 8:30 A.M., Eastern Time, today (Friday, December 16, 2011). To participate in the teleconference call, please dial 703-639-1413. Individuals interested in listening to the teleconference may also do so over the Internet at www.kenseynash.com. To do so, please go to www.kenseynash.com and choose the Investor Relations page. Please allow 15 minutes prior to the start of the call to register and download and/or install any necessary software. A replay of the teleconference will be archived at www.kenseynash.com and may be accessed following the teleconference. The teleconference call will also be available for replay starting Friday, December 16, 2011 at 10:30 A.M. Eastern Time through Friday, December 23, 2011 at 11:59 P.M. Eastern Time by dialing 1-800-475-6701 with an access code of 230017.

About Kensey Nash Corporation. Kensey Nash Corporation is a medical device company primarily focused on regenerative medicine utilizing its proprietary collagen and synthetic polymer technology. The Company is recognized as a leader for innovative product development and unique technology in the field of resorbable biomaterials. The Company has an extensive range of products, which are sold through strategic partners in multiple medical markets, including the cardiology, orthopaedic, sports medicine, spine, endovascular and general surgery markets. For more information, visit www.kenseynash.com.

Cautionary Note for Forward-Looking Statements. This press release contains forward-looking statements, including the statements regarding the Company's view as to how long Angio-Seal royalty payments will be due and the Company's other expectations as to future royalty payments to be received from St. Jude Medical, as well as the potential impact of St. Jude's actions and the related proceedings on the Company's operating results. The forward-looking statements are covered by the "Safe Harbor for Forward-Looking Statements" provided by the Private Securities Litigation Reform Act of 1995. The Company has tried to identify the forward-looking-statements by using words such as "plan," "expect," "will," "would," "should," "believe," "guidance" and similar expressions, but these words are not the exclusive means for identifying such statements. The Company cautions that a number of risks, uncertainties and other important factors could cause the Company's actual results to differ materially from those expressed in, or implied by, the forward-looking statements. The Company's mediation with St. Jude Medical and any other legal proceeding relating to the Company's dispute with St. Jude Medical may be expensive, divert management time and attention and otherwise be disruptive to normal business operations and to the Company's relationship with St. Jude Medical. Moreover, the results of these legal proceedings cannot be predicted with any certainty. For a detailed discussion of factors that could affect the Company's future operating results, please see the Company's SEC filings, including the disclosures under "Risk Factors" in those filings. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

CONTACT: Joseph W. Kaufmann, President and Chief Executive Officer, +1-484-713-2100